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                                           FOR FURTHER INFORMATION:

                                           Media Relations: Investor Relations:
                                           Stan Lampe       Robert Hughes
                                           (859) 815-4061   (859) 815-4095

                                           FOR IMMEDIATE RELEASE
                                           April 23, 2001

Ashland Inc. reports strong
March quarter results; record
operating income for six months

Covington, Ky. - The following was issued today by Ashland Inc. (NYSE:ASH):

                     Fiscal 2001: Second quarter highlights

 . Strong refining margins boost results from Marathon Ashland Petroleum
 . Highway construction unit adversely affected by winter weather and special charge
 . Weakening economy affects some specialty chemical and distribution units

                                                Quarter ended March 31       Six months ended March 31
(In millions except earnings per share)         2001              2000          2001              2000
------------------------------------------------------------------------------------------------------
Reported results
      Operating income                      $     87          $     90      $    231          $    200
      Net income (loss)                     $     46          $     11      $    105          $   (155)
      Earnings (loss) per share             $    .66          $    .16      $   1.49          $  (2.17)

Income from continuing operations
      Operating income                      $     87          $     90      $    231          $    200
      Net income                            $     26          $     25      $     85          $     65
      Earnings per share                    $    .37          $    .35      $   1.21          $    .91

         Ashland Inc. today reported net income of $46 million, or 66 cents a share, for the quarter ended March 31, the second quarter of the company's fiscal year. This compares to net income of $11 million, or 16 cents a share, for the same quarter a year ago.

         For the March 2001 quarter, Ashland had income from continuing operations of $26 million, or 37 cents a share. These amounts include an after-tax charge of $9 million, or 13 cents a share, to correct improper recognition of construction contract earnings at one of APAC's 46 operating divisions. Excluding that charge, income from continuing operations would have been $35 million, or 50 cents a share, which compares favorably to $25 million, or 35 cents a share, for the year ago quarter.

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         For the six months ended March 31, 2001, Ashland had income from continuing operations of $85 million, or $1.21 a share, including the charge associated with the operating division of APAC, compared to $65 million, or 91 cents a share, in the first half of fiscal 2000. "We were pleased with record operating income for the six months, which at $231 million was up 15 percent from a year ago," said Chairman and Chief Executive Officer Paul W. Chellgren.

         Income from continuing operations excludes the results of discontinued operations, extraordinary items and the cumulative effect of accounting changes. During the March 2001 quarter, Ashland sold the remainder of its shares of Arch Coal common stock realizing an after-tax gain of $33 million from those discontinued operations. Also recorded were after-tax charges of $8 million related to other discontinued operations and $5 million, which represents Ashland's share of the cumulative effect of Marathon Ashland Petroleum's adoption of new accounting standards related to derivative instruments. Ashland owns 38 percent of MAP, which is a petroleum refining and marketing joint venture with USX-Marathon.

         "The March quarter was an eventful period for Ashland. Improved results from MAP more than offset a decline from our wholly owned businesses, once again demonstrating the effectiveness of our business mix," Chellgren said. "In addition, we fulfilled our pledge to unlock the value of our investment in the coal industry by selling our remaining shares of Arch Coal common stock."

Marathon Ashland Petroleum

         Operating income from refining and marketing totaled $96 million, up from $45 million a year ago. MAP experienced strong refining margins for much of the quarter, offsetting the adverse impact of compressed retail margins. "Increased demand from utilities and home-heating oil customers spurred distillate values. At the same time, Midwest gasoline markets tightened on concerns that demand in the upcoming driving season will again exceed supplies," explained Chellgren.

         During the quarter, MAP announced two transactions that will strengthen its retail marketing unit, Speedway SuperAmerica LLC. The planned acquisition of convenience stores from Welsh Inc. will expand coverage in northern Indiana and southwestern Michigan. MAP also signed a letter of intent with Pilot Corporation to form a joint venture involving each company's travel center/truck stop operations. The new company, of which MAP would own 50 percent, would initially operate a nationwide chain of about 250 travel centers.

Wholly owned businesses

         APAC had an operating loss of $38 million for the March quarter, due in part to a pre-tax charge of $15 million associated with its Manassas, Va., unit. During a recent internal investigation of financial activities at this division, it was discovered that its earnings had been intentionally overstated. Preliminary indications are that the problems relate primarily to the recognition of revenues and failure to recognize certain costs over a period of two to three years. There is no current evidence of any

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impact on outside parties, customers or suppliers. "The company is taking appropriate steps to address this issue and will take whatever further actions are necessary based on the results of a comprehensive investigation," Chellgren said. Ashland has retained Deloitte & Touche to conduct an independent review of business processes, financial accounting controls and opportunities for improvement in APAC's accounting practices. Local management of the Manassas unit has been replaced.

          Poor weather was also a major factor in APAC's operating loss. "Road construction activity levels were materially lower than usual for the March quarter. Production of hot-mix asphalt was down 21 percent while ready-mix production fell 27 percent," Chellgren noted. Work interrupted by poor weather remains under contract and is a factor in the 34 percent increase in APAC's backlog to a record $1.9 billion at March 31. "If the weather cooperates, APAC is well-prepared for a busy and profitable construction season. However, given the division's slow start, results will likely fall well short of those achieved last year."

         Operating income from Ashland Specialty Chemical was $17 million, down 29 percent from a year ago. "Sluggish demand in transportation and construction markets continues to adversely affect results from four of our specialty chemical businesses," Chellgren said. Unit volumes and margins were down for unsaturated polyester resins, foundry chemicals, specialty adhesives and maleic anhydride. "On a more positive note, earnings from our electronic chemicals, industrial water treatment and marine chemicals businesses were up."

         Ashland Distribution's operating income of $14 million was even with last year despite unit volume declines resulting from the weak economy. "Margin improvement and cost reduction initiatives successfully counteracted much of the impact of lower demand and contributed to improved performance from chemical and European thermoplastics distribution," noted Chellgren. Environmental services' results also improved.

         Valvoline's results were mixed as operating income declined from $23 million to $19 million. "Results from our core North American lubricants business and Eagle One were up. However, these improvements were more than offset by declines in other areas," Chellgren said. Last year, Valvoline experienced unusually strong early season sales of R-12 automotive refrigerant. This year, R-12 volumes have been more in line with normal trends. In addition, higher raw materials costs led to margin compression for automotive chemicals and antifreeze and results from Valvoline Instant Oil Change declined.

Corporate developments and outlook

         During the quarter, Ashland sold the remainder of its shares of Arch Coal common stock and used the proceeds to repay debt. Debt as a percent of capital employed at March 31 was 52 percent, down from 56 percent a year ago. In its stock buyback program, Ashland purchased approximately

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76,000 shares in the March quarter. The company currently has board authorization to purchase an additional 2.3 million shares.

         In keeping with its strategy to pursue selected acquisitions, Ashland announced that it had reached an agreement with Neste Chemicals Oy to purchase the business and assets of Neste Polyester. "This acquisition will advance us to a worldwide market leadership position in unsaturated polyester resins and gelcoats," Chellgren said, adding that Ashland anticipates completing the transaction in the next few weeks.

         "In summary, despite the slowing economy, we have earned record operating income for the first six months of this year. Looking ahead to the second half of fiscal 2001, supply and demand fundamentals for Midwest petroleum markets continue to suggest a strong performance for refining and marketing," Chellgren said. "However, the outlook for our wholly owned businesses remains mixed. APAC is off to a slow start, and weakness in the manufacturing sector of the economy continues to adversely affect the volumes and margins for certain parts of Ashland Specialty Chemical. The same is true of Ashland Distribution, although realizing the benefits of margin improvement initiatives will mitigate some of the impact. Valvoline's performance continues to be on track with our expectations.

         "For the full year, combined profits from our wholly owned businesses are likely to be lower than last year's results. But given the excellent outlook for MAP, we are quite optimistic about Ashland's prospects for the balance of fiscal 2001," he concluded.

         On April 23, at 11:00 a.m. (EDT), Ashland will provide a live audio webcast of its quarterly conference call with securities analysts. The call will cover results for the March quarter and will include an outlook for the remainder of fiscal 2001. The webcast will be accessible via Ashland's Investor Relations website, www.ashland.com/investors. Following the live event, replays of the webcast will be available until May 1. The free RealPlayer 8 Basic is needed to listen to the webcast and can be downloaded from www.real.com.

         Ashland Inc. (NYSE:ASH) is a Fortune 250 company providing products, services and customer solutions throughout the world. Our businesses include road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels. Our products and services are fundamental to how people live and work. Through the dedicated efforts of our employees, we are "The Who In How Things Work.(TM)" Find us at www.ashland.com.

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This news release contains forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to Ashland's operating performance and earnings. Estimates as to operating performance and earnings are based upon a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, weather, operating efficiencies and economic conditions, such as prices, supply and demand and cost of raw materials. Successful completion of the transactions mentioned in this release may be impacted by the required receipt of government and third party approvals, the completion of due diligence, and the execution and performance of definitive agreements. Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Other factors and risks affecting Ashland are contained in Ashland's Form 10-K for the fiscal year ended September 30, 2000, as amended. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.

(TM)Trademark, Ashland Inc.